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                                 EXHIBIT 10(f)

                     SPLIT DOLLAR LIFE INSURANCE AGREEMENT

                                JOHN F. ZIEGLER


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                     SPLIT DOLLAR LIFE INSURANCE AGREEMENT
                     -------------------------------------
                        (COLLATERAL ASSIGNMENT APPROACH)

         This Agreement is made and entered into effective April 16, 1997 between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio with its principal office at 14092 Pearl Road, Strongsville, Ohio, and John F. Ziegler (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for years and is presently serving as the Bank's Executive Vice President; and

         WHEREAS, the Executive has rendered valuable and loyal services to the Bank and as a result has made a substantial contribution to the success and growth of the Bank; and

         WHEREAS, the Executive's services are invaluable to the continued growth and success of the Bank; and

         WHEREAS, the Bank wishes to retain the services of the Executive, to reward him for future contributions to the Bank, and to assist him in providing life insurance protection for the security of his family.

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES:

ARTICLE 1.      LIFE INSURANCE POLICY

         The Executive will apply to The Berkshire Life Insurance Company (the "Insurer") for a life insurance policy on his life in the amount of $700,000. The Executive will be the owner of the policy and retain the right to name and change the life policy beneficiary; however, he agrees to limit his right to:

         (a)    Surrender the policy for its cash value;

         (b)    Make policy loans or cash withdrawals;

         (c)    Assign the policy as collateral;

         (d) Change ownership of the policy, unless approved by the Bank.. The approval of the Bank will no longer be required on or after the first to occur of:

                (i)      Executive's sixty-fifth (65th) birthday,

                (ii)     Elimination of the collateral assignment or

                (iii)    Insolvency or dissolution of the Bank.
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ARTICLE 2.      PREMIUM PAYMENTS

         On behalf of the Executive, each year the Bank will forward an amount equal to the premium to the Insurer. Payment of an amount equal to the "economic benefit" (PS-58 cost) shall be the responsibility of the Executive.

ARTICLE 3.      COLLATERAL ASSIGNMENT

         As security for the Executive's indebtedness to the Bank under this plan, the Executive shall execute a collateral assignment in favor of the Bank. The Executive will be free to exercise all rights, options and privileges of ownership not otherwise limited by the collateral assignment, or Article 1 of this Agreement.

ARTICLE 4.      DIVIDEND OPTION

      The parties recognize that the payment and application of dividends can have a dramatic impact on the benefits of this Split Dollar Life Insurance Plan. The parties intend that if any dividends are paid under this life insurance policy, they will be added to the values of the base policy by the purchase of additional paid-up insurance;

ARTICLE 5.      TERMINATION AT DEATH

         In the event of the Executive's death, the Bank will be entitled to a return of any and all amounts it contributed to the plan as advances from the policy death proceeds. The balance of the death proceeds shall be payable to the beneficiaries designated by the Executive, or the Executive's estate if a qualified beneficiary has not survived the Executive.

ARTICLE 6.      TERMINATION DURING LIFE

         During the Executives lifetime, this Agreement may only be terminated at the executive's sixty-fifth (65th) birthday and the Bank agrees to limit its right to make policy loans, unless approved by the Executive. Termination of the Agreement will trigger repayment to the Bank of all amounts advanced or alternate arrangement as agreed to by the parties. If the Executive does not repay the Bank or make other arrangements with the Bank, the Bank may exercise any of its rights under the collateral assignment. Upon settlement of the obligation by the Executive, the Bank will release its collateral interest in the policy.

ARTICLE 7.      TERMINATION OF EMPLOYER ADVANCES

         Termination of Bank advances to this plan does not of itself trigger termination of the plan. If the Bank can no longer make payments, does not wish to make additional payments, the policy itself does not require further payments, or the Executive does not wish the Bank to make further payments under this plan, the party terminating Bank payments (the Executive or the Bank) will advise the other. Either party can then elect whether or not to terminate the plan under Paragraph 6 above. This plan shall continue unless and until one or both parties take


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affirmative steps to terminate the plan or circumstances so dictate.
Termination of the employment relationship due to retirement, disability or other circumstances shall be deemed to terminate the plan. Under such circumstances, the Executive shall continue with individual ownership of the life insurance policy as if this plan did not exist.

ARTICLE 8.     INSURER NOT A PARTY

         Berkshire Life Insurance Company shall not be deemed to be a party to this Agreement for any purpose and has not made any representations with respect to its validity.

ARTICLE 9.     CHANGE IN CONTROL OF THE BANK

         In the event that there is a change in control of the Bank or the Bank's parent company (Emerald Financial Corp. "Corporation") during the first seven (7) years of this Split Dollar Agreement, the Bank shall contribute the following sum of money to the policy to complete its obligation under the plan:

        Year           Amount To Be Contributed
        ----           ------------------------
         1                         $ 190,339
         2                         $ 168,133
         3                         $ 142,577
         4                         $ 113,349
         5                         $  80,100
         6                         $  42,453
         7                               N/A

         For purposes of this Agreement, a change in control shall mean:

                        (i) The acquisition by a person or persons acting in concert of the power to vote twenty-five percent (25%) or more of a class of the Corporation's voting securities, or the acquisition by a person of the power to direct the Corporation's management or policies, if the Board of Directors or the Office of Thrift Supervision or successor regulatory agency has made a determination that such acquisition constitutes or will constitute an acquisition of control of the Corporation for the purposes of the Savings and Loan Holding Company Act or the Change in Bank Control
               Act and the regulations thereunder;

                         (ii) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds (2/3) of the directors then in office who were directors in office at the beginning of the period:
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                         (iii) the Corporation shall have merged into or
                consolidated with another corporation, or merged another corporation into the Corporation, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Corporation prior to such merger or consolidation: or

                         (iv) the Corporation shall have sold substantially all of its assets to another person. The term "person" refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

ARTICLE 10 THE FOLLOWING PROVISIONS ARE PART OF THIS AGREEMENT AND ARE INTENDED TO MEET THE SECURITY ACT OF 1974 REQUIREMENTS OF THE EMPLOYEE RETIREMENT INCOME.

         (a)    The named fiduciary: The Strongsville Savings Bank

         (b) The funding policy under this plan is that all premiums on the Policy be remitted to the Insurer when due.

         (c) Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

         (d) For claims procedure purposes, the "Claims Manager" shall be the Secretary of the Bank.

                (i) If for any reason a claim for benefit under this Plan is denied by the Bank, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                         (A) The claimant's claim shall be deemed filed when presented in writing to the Claims Manager.

                         (B) The Claim's Manager's explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

                (ii) The claimant shall have 60 days following his receipt of the denial of the claim to file with the Claim Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.
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                (iii)  The Claim Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                                          THE STRONGSVILLE SAVINGS BANK

      \s\ PAULA M. DEWEY                     \s\ THOMAS P. PERCIAK
--------------------------------           ----------------------------------
                                           BY:    Thomas P. Perciak
                                                  President

                                                  [Corporate Seal]

WITNESS:

      \s\ PAULA M. DEWEY                     \s\ JOHN F. ZIEGLER
--------------------------------           ----------------------------------
                                                 John F. Ziegler
                                                 Executive